Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated July 26, 2007
Relating to Preliminary Prospectus Supplement dated July 26, 2007
Registration Statement No. 333-141809
REGENCY ENERGY PARTNERS LP
Pricing Sheet—July 26, 2007
10,000,000 Common Units Representing Limited Partner Interests

Issuer:	Regency Energy Partners LP

Symbol:	NASDAQ Global Select: RGNC

Price to Public:	$32.050 per common unit

Common Units Offered:	10,000,000 common units representing limited partner interests

Over-allotment Option:	Up to 1,500,000 common units representing limited partner interests

Net Proceeds:	$307,680,000 (excluding offering expenses and exercise of over-allotment option)

Trade Date:	July 26, 2007

Closing Date:	July 31, 2007

UBS Securities LLC Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated
Underwriters:	A.G. Edwards & Sons, Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities Inc. Wachovia Capital Markets, LLC
Prior to purchasing the common units being offered pursuant to this prospectus supplement, on July 25, 2007 and July 26, 2007, UBS Securities LLC purchased, on behalf of the syndicate, 151,111 common units at an average price of $32.222 per unit in stabilizing transactions.
Regency Energy Partners LP has previously filed a registration statement on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates, which registration statement was declared effective on July 23, 2007. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Regency Energy Partners LP and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to this offering may also be obtained by contacting UBS Securities LLC Prospectus Department at 299 Park Avenue, New York, N.Y., 10171 (telephone: 212-821-3000); Goldman, Sachs & Co. Prospectus Department, 85 Broad Street, New York, N.Y., 10004 (telephone: 866-471-2526, fax: 212-902-9316, email: prospectus-ny@ny.email.gs.com); and Morgan Stanley, Prospectus Department, at 180 Varick Street, 2nd Floor, New York, N.Y., 10014 (email: prospectus@morganstanley.com).